Exhibit 5.1

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, NY 10112

April 3, 2014

Empresa Nacional de Electricidad S.A. Santa Rosa 76 Santiago, Chile

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Empresa Nacional de Electricidad S.A., a publicly held stock corporation (sociedad anónima abierto) incorporated and existing under the laws of the Republic of Chile (the “Company”), of the Company’s debt securities (the “Securities”), to be offered and sold by the Company from time to time in accordance with Rule 415 under the Act, we advise as follows:

As counsel for the Company, we are familiar with the Bylaws (Estatutos) of the Company, as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form F-3 to be filed by the Company under the Act with respect to the Securities (the “Registration Statement”), (ii) the indenture dated as of January 1, 1997, as supplemented by the first supplemental indenture dated as of July 24, 2009 between the Company and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank), as trustee (the “Trustee”), to be incorporated by reference as exhibits to the Registration Statement and under which the Securities may be issued (collectively, the “Indenture”) and (iii) the corporate proceedings taken by the Company in connection with the authorization of the Securities. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

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On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, and subject to (i) (A) the terms of each of the Securities, the Indenture and any underwriting or other agreements and/or other indentures as, in each case, may be applicable to the Securities (collectively with the Securities and the Indenture, the “Documents”), (B) the Company’s compliance therewith and (C) the issuance and delivery of the Securities, in each case being in compliance with the Bylaws of the Company, as then in effect, applicable law and public policy as then in effect, instruments and agreements then binding on the Company and restrictions imposed by any court or governmental body having jurisdiction over the Company then in effect, (ii) the Registration Statement being effective under the Act and such effectiveness having not been terminated or rescinded, (iii) an appropriate prospectus supplement with respect to the Securities having been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iv) the Board of Directors of the Company (or an authorized committee thereof) having duly established the terms of the Securities and having duly authorized the issuance and sale of the Securities and such authorization not having been modified or rescinded, (v) each of the Documents being governed by the laws of the State of New York, (vi) each of the Documents being duly authorized, executed and delivered by the parties thereto, (vii) each of the Documents constituting valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (viii) the accuracy of the opinion of Carey y Cía. Ltda. rendered to you to be filed as an exhibit to the Registration Statement, we are of the opinion that:

1. With respect to any particular series of Securities, when (a) the Indenture or such other indenture as may be applicable has been qualified under the Trust Indenture Act of 1939, as amended, and has been duly authorized, executed and delivered by the Trustee (or such other trustee, as the case may be) and the Company, (b) the specific terms of such series of Securities have been duly established in accordance with the Indenture or such other indenture, as the case may be, (c) such Securities have been duly authorized and executed, and (d) such Securities have been duly authorized, executed, authenticated, issued, sold and delivered against payment therefor in accordance with the Indenture or such other indenture, as the case may be, and the applicable underwriting or other agreement and as described in the Registration Statement, any amendment thereto, the Prospectus constituting a part of the Registration Statement (the “Prospectus”) and any prospectus supplement relating thereto, such Securities will be validly issued and will constitute valid and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours, /s/ Chadbourne & Parke LLP